Exhibit 10.20

AMENDMENT NO. 1 TO GUARANTY

AMENDMENT NO. 1, dated as of November 28, 2007 (this “Amendment”), to the Guaranty, made and entered into as of March 16, 2007 (as amended by this Amendment, and as the same may be further amended, amended and restated or otherwise modified from time to time, the “Guaranty”), by IHOP Corp., a Delaware corporation, as the guarantor (in such capacity, the “Guarantor”), in favor of IHOP HOLDINGS LLC, a Delaware limited liability company, as the beneficiary (in such capacity, the “Beneficiary”).

R E C I T A L S

WHEREAS, the Guarantor previously executed and delivered the Guaranty in favor of the Beneficiary, pursuant to which the Guarantor guarantees the obligations of International House of Pancakes, Inc., a Delaware corporation, as seller (the “Seller”), under the Asset Sale Agreement, dated as of March 16, 2007 (as the same may be amended, amended and restated or otherwise modified from time to time, the “Asset Sale Agreement”), by and between the Seller and IHOP Holdings, LLC, a Delaware limited liability company, as purchaser (the “Purchaser”), in the manner provided therein and subject to the terms thereof;

WHEREAS, the Guarantor, CHLH Corp., a Delaware corporation that is a wholly-owned subsidiary of IHOP Corp. (the “Merger Subsidiary”), and Applebee’s International, Inc., a Delaware corporation (“Applebee’s”), have previously executed and delivered an Agreement and Plan of Merger, dated July 15, 2007 (as the same may be amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which the Merger Subsidiary will be merged into Applebee’s such that Applebee’s will be a direct, wholly-owned subsidiary of the Guarantor following the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, on or after the date hereof, the Guarantor may enter into the documentation (the “Securitization Bridge Documentation”) relating to the securitization bridge financing (the “Securitization Bridge Financing”) to be made available by Lehman Brothers Commercial Bank (“LBCB”) and Lehman Commercial Paper Inc. (“LCPI”) as the initial securitization bridge lenders (the “Initial Securitization Bridge Lenders” and, together with the additional securitization bridge lenders identified by the Initial Securitization Bridge Lenders from time to time, the “Securitization Bridge Lenders”) to, among other things, finance the transactions contemplated by the Merger Agreement;

WHEREAS, on or after the date hereof, Applebee’s is expected to securitize certain assets (the “Applebee’s Securitization”) by transferring such assets through one or more subsidiaries to multiple newly formed, special purpose limited liability companies and corporations that will pledge such assets as collateral under a master indenture pursuant to which such limited liability companies and corporations will co-issue one or more series of notes to raise proceeds for purposes of, among other things, (i) the repayment of the Securitization Bridge Financing (if the Securitization Bridge

Financing is consummated) or (ii) directly financing the transactions contemplated by the Merger Agreement (if the Securitization Bridge Financing is not consummated);

WHEREAS, on or after the date hereof, the Co-Issuers, the Indenture Trustee and Financial Guaranty Insurance Company, a New York stock insurance company, not in its individual capacity but solely as the Series Insurer (such capitalized terms and the other capitalized terms used and not defined herein having the meanings assigned thereto pursuant to Section 1.1 hereof) thereunder, shall execute and deliver the Series Supplement (the “Series 2007-3 Supplement”) for the Series 2007-3 Fixed Rate Term Notes (the “Series 2007-3 Notes”) pursuant to the Base Indenture, dated as of March 16, 2007 (as supplemented by the Supplement No. 1 thereto, dated as of November 28, 2007, and as the same may be further supplemented, amended or otherwise modified and in effect from time to time, the “Indenture”), which Series 2007-3 Notes are being issued to raise proceeds for purposes of, among other things, (i) the repayment of the Securitization Bridge Financing (if the Securitization Bridge Financing is consummated) or (ii) directly financing the transactions contemplated by the Merger Agreement (if the Securitization Bridge Financing is not consummated); and

WHEREAS, in connection with (i) the Securitization Bridge Financing, (ii) the Applebee’s Securitization and (iii) the Series 2007-3 Notes, the parties hereto desire to amend the Guaranty in the manner provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration, and the mutual terms contained herein, the receipt and sufficiency of which are hereby acknowledged by the undersigned, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Definitions.  The capitalized terms used herein (including the preamble and the recitals hereto) and not otherwise defined herein shall have the meanings assigned thereto or incorporated by reference in the Guaranty.

ARTICLE II

AMENDMENTS

Section 2.1       Amendment to Section 3.3 of the Guaranty.  Section 3.3 of the Guaranty is hereby amended and restated in its entirety to read as follows:

“None of the Guarantor, IHOP, Inc., Applebee’s International, Inc., a Delaware corporation (“Applebee’s”), or their respective Affiliates shall incur Debt (including, but not limited to, guaranties or pledges of its property) other than (a) with respect to the Guarantor, IHOP, Inc., Applebee’s and their respective Affiliates, but excluding the Securitization Entities (as such term is defined in the Indenture) (referred to herein as the “IHOP Securitization Entities”) and the special purpose vehicles established by Applebee’s (the “Applebee’s Securitization Entities”) in

connection with the securitization of substantially all of the assets of Applebee’s located in the United States (the “Applebee’s Securitization”), Debt (excluding from the definition of “Debt” for this purpose, any “capital leases” in effect as of November 29, 2007) not in excess of U.S. $95,000,000 in aggregate outstanding principal amount at any time; provided, that in the event that Applebee’s is no longer affiliated with IHOP, Inc., the Debt allowed pursuant to this clause (a) shall not exceed U.S.$25,000,000 in aggregate outstanding principal amount at any time, (b) with respect to the Guarantor, IHOP, Inc., Applebee’s and their respective Affiliates, including the Applebee’s Securitization Entities but excluding the IHOP Securitization Entities, Debt incurred in connection with the sale-leaseback transactions contemplated by and in accordance with the requirements of the term sheet attached as a schedule to the letter, dated July 15, 2007, delivered by Financial Guaranty Insurance Company, a New York stock insurance company (the “Insurer”), and the other insurers identified therein, to the Guarantor and Applebee’s (such term sheet being referred to herein as the “Applebee’s Securitization Term Sheet”); provided, that, on a pro forma basis after giving effect to the sale-leaseback transaction, the ratio of the adjusted debt (calculated by capitalizing lease obligations whether treated as operating leases or capital leases under GAAP at 8x annual rent) to EBITDAR of the Guarantor, IHOP, Inc., Applebee’s and their respective Affiliates is equal to or less than 7.30x to and including November 30, 2008 and 7.0x following such date, (c) Debt incurred by the Guarantor, IHOP, Inc., Applebee’s and their respective Affiliates pursuant to (i) the Indenture, (ii) the Applebee’s Securitization, and (iii) during the period from the date hereof to the date of the Applebee’s Securitization (and thereafter to the extent provided in clause (B) below), the loans (the “Acquisition Loans”) extended to the Guarantor pursuant to the securitization bridge financing (the “Securitization Bridge Financing”) to be provided by Lehman Brothers Commercial Bank (“LBCB”) and Lehman Commercial Paper Inc. (“LCPI”), as the initial securitization bridge lenders (together with their successors and assigns in such capacity, the “Initial Securitization Bridge Lenders”), and such other securitization bridge lenders as may be identified by the Initial Securitization Bridge Lenders from time to time; provided, that (A) the aggregate outstanding principal amount of the Acquisition Loans may in no event exceed U.S. $2,150,000,000 (including any unfunded commitment under any revolving credit facility that is a part of the Securitization Bridge Financing), (B) upon the consummation of the Applebee’s Securitization, the aggregate outstanding principal amount of the Acquisition Loans shall be permanently reduced to no more than U.S. $175,000,000 (or such higher amount as may be consented to in writing by the Insurer, such consent not to be unreasonably withheld or delayed) less the proceeds, if any, from the offering and sale of the Series 2007-3 Fixed Rate Term Notes issued by the Co-Issuers pursuant to the Indenture or any other equity investment issued in substitution therefor, and (C) if the Applebee’s Securitization is not consummated on or prior to January 15,

2008, or such later date, if any, to which the Insurer’s commitment has been extended with its written consent, then the Guarantor, IHOP, Inc., Applebee’s and their respective Affiliates (other than the IHOP Securitization Entities) shall repay the Acquisition Loans and other Debt from the net proceeds of the disposition of those certain assets, as would have been required pursuant to the Applebee’s Securitization Term Sheet had the Applebee’s Securitization been consummated, and the aggregate outstanding principal amount of the Acquisition Loans shall be permanently decreased by a corresponding amount; (d) trade debt incurred in the ordinary course of business, and (e) debt incurred in connection with any indemnification obligations of the Servicer; provided, that, for the avoidance of doubt, (x) clauses (a) through (e) of this Section 3.3 shall each constitute separate baskets of permitted Debt of the Guarantor, IHOP, Inc., Applebee’s and their respective Affiliates and (y) the Debt permitted to be incurred by the Guarantor, IHOP, Inc., Applebee’s and their respective Affiliates pursuant to clauses (a) through (e) of this Section 3.3 shall be subject to compliance with all applicable ratios, restrictions, tests and other requirements in effect under the Transaction Documents as amended or otherwise modified or waived from time to time.”

ARTICLE III

MISCELLANEOUS

Section 3.1       Effectiveness of Amendment.

(a)           This Amendment shall become effective upon (x) the consummation of the Securitization Bridge Financing and/or the Applebee’s Securitization and (y) the satisfaction of the following conditions:

(i)            the Series Insurer’s receipt of written confirmation from each Rating Agency that the amendments contemplated by this Amendment will not have an adverse effect on the ratings of any Notes Outstanding (without giving effect to any Insurance Policy); and

(ii)           the execution and delivery of this Amendment by each of the Series Insurer, the Guarantor and the Beneficiary.

(b)           This Amendment shall cease to be effective if:

(i)            the Guarantor executes and delivers the Securitization Bridge Documentation (as such term is defined in the recitals to this Amendment) and the Securitization Bridge Documentation does not include the “Acquisition Loan Covenants” to be made by the Securitization Bridge Lenders set forth in the term sheet attached as a schedule to the commitment letter, dated July 15, 2007, delivered to the Guarantor by the Series Insurer relating to, among other things, this Amendment and the issuance of the Series 2007-3 Notes;

(ii)           the transactions contemplated by the Merger Agreement are not consummated and the Merger Agreement is terminated in the manner provided therein; or

(iii)          Supplement No.1 dated as of the date hereof to the Indenture ceases to be in effect in accordance with such Section 3.1(b) thereof.

Section 3.2       Ratification of Guaranty.  The Guaranty as modified by this Amendment and all rights and remedies of the Guarantor and the Beneficiary thereunder are and shall continue to be in full force and effect in accordance with the terms thereof, and the same as modified by this Amendment are hereby ratified and confirmed in all such respects by each of the Guarantor and the Beneficiary.

Section 3.3       Effect of Section Headings.  The section headings in this Amendment are for convenience only and shall not affect the construction of this Amendment.

Section 3.4       Separability.  In case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5       Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 3.6       Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile or other electronic means of communication), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to the Guaranty to be duly executed as of the date and year first above written.

IHOP CORP., as the Guarantor

By:	/s/ Tom Conforti
	Name:	Tom Conforti
	Title:	Chief Financial Officer

Consented to for purposes of the Guaranty:

IHOP HOLDINGS, LLC,

as the Beneficiary

By:	/s/ Mark Weisberger
	Name:	Mark Weisberger
	Title:	Vice President

Consented to for purposes of Section 7.8(a)(xvii) of the

Indenture and Section 6.01 of the Insurance Agreement

relating to the Series 2007-1 Notes and the Series 2007-2 Notes:

FINANCIAL GUARANTY INSURANCE

COMPANY, as Series Insurer in respect of

the Series 2007-1 and 2007-2 Notes

By:	/s/ Rajat Busu
	Name:	Rajat Busu
	Title:	Managing Director